UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 13, 2009

HOME SYSTEM GROUP
(Exact name of registrant as specified in its charter)

Nevada	000-49770	43-1954776
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Oceanic Industry Park
Sha Gang Highway Gang Kou Town, Zhongshan City
Guangdong Province, P.R. China
(Address of principal executive offices)

347-624-5699
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2009, the Board of Directors (the “Board”) of Home System Group (the “Company”) terminated Mr. Fuying Wang as Chief Executive Officer of Home System Group.

On October 13, 2009, the Board appointed Mr. Lei Yu as Chief Executive Officer effective immediately.

Mr. Yu, age 46, graduated from Zhejiang University of Technology with a B.S. degree in Mechanical Engineering in 1983. In 2002, he received a MBA degree from Xiamen University. Since September, 2008, he has dedicated his time to completing the Ph.D program thesis at Wuhan University Law School where he will graduate in June, 2010.  From September, 2007 to August, 2008, he was the Vice President of China Wallink Investment Group (“Wallink”), where he oversaw the operational and financial activities of Wallink’s portfolio companies. From October, 2005 to August, 2007, Mr. Yu was a Senior Vice President of Ever Fortune International Holding Limited (“Ever Fortune”) where he directed the company’s transition to an infrastructure construction industry including road, harbor, and bridge construction. He also restructured Ever Fortune’s capital structure.  From January, 2001 to September, 2005, Mr. Yu was the director of the investment bank department of China Taisheng Investment Holding Limited (“Taisheng”), where he managed Taisheng’s mergers and acquisitions activities. During the period from July, 2002 to June, 2003, he was appointed by Taisheng, to be the Chief Executive Officer of one of Taisheng’s portfolio companies-Hebei Huda Technology & Education Development Co., Ltd. (“Huda”).  In this role he lead the transformation of Huda’s business from the hotel and retail industry to manufacturing and distributing electric wire & electric cable, restructured the company’s capital structure, and  significantly upgraded Huda’s internal operating and control systems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME SYSTEM GROUP

Date: October 16, 2009	By:	/s/ Yu Lei
Yu Lei Chief Executive Officer